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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM 15

    CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
 REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number   0-20840
                                                               ----------------

                            President Casinos, Inc.
-------------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                  P.O. Box 220645, St. Louis, Missouri 63122
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.06 par value
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           (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


             Rule 12g-4(a)(1)         [X]
             Rule 12g-4(a)(2)         [ ]
             Rule 12h-3(b)(1)(i)      [X]
             Rule 12h-3(b)(1)(ii)     [ ]
             Rule 15d-6               [X]

         Approximate number of holders of record as of the certification or
notice date:                  0
            ----------------------------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, President Casinos, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:   February 6, 2009         By:   /s/ Ralph J. Vaclavik
      ------------------------       ------------------------------------------
                                     Ralph J. Vaclavik, Senior Vice President
                                     and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.


                         PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
                         CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                         UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB
SEC 2069 (02-08)         CONTROL NUMBER.